UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  December 5, 2005

ISONICS CORPORATION

(Name of small business issuer as specified in its charter)

California	001-12531	77-0338561
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

5906 McIntyre Street, Golden, Colorado 80403

Address of principal executive offices

303-279-7900

Telephone number, including

Area code

Not applicable

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry Into a Material Definitive Agreement

The purpose of this 8-K/A is only to include a page previously omitted (see APPENDIX C page 37) in the earlier filing.

On December 5, 2005, Isonics Corporation (Isonics) became obligated under a development and licensing agreement executed in September 2005 between Isonics and Lucent Technologies Inc.  Prior to December 5, 2005, the agreement did not impose any material obligations on Isonics and was, therefore, not considered to be “material” to Isonics.

Under the development agreement, the two companies will endeavor to develop a next generation infrared (IR) imaging and night vision surveillance technology based on pioneering research by Lucent’s Bell Labs (Bell Labs) at its micro electro-mechanical systems (MEMS) and nanotechnology fabrication facility.  The development plan contemplates a proof-of-concept within 12 months, followed by steps toward commercialization.

The agreement calls for cross-licensing of relevant Isonics and Bell Labs intellectual property and for Isonics to contribute to the development costs during the three-year development phase.   Isonics receives exclusive rights to newly created technical information for MEMs-based IR imaging modules except for certain rights reserved by Lucent.  Lucent will manufacture test structures and prototypes and has the right to manufacture commercial IR imaging modules for sale to Isonics.  Isonics may incorporate these modules into IR cameras and systems it develops internally or through collaborations with others in the industry.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

(a)                                  Not applicable

(b)                                 Not applicable.

(c)                                  Not applicable.

(d)                                 Exhibits

10.1 – Development and Licensing Agreement dated September 28, 2005, by and between Lucent Technologies, Inc. and Isonics Corporation (confidential treatment requested).

99.1 – Press Release issued December 6, 2005.(Previously Filed)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 31st day of March 2006.

Isonics Corporation

By:	/s/ James E. Alexander
James E. Alexander
President and Chief Executive Officer